Exhibit A

Execution Version

STOCK REPURCHASE AGREEMENT

THIS STOCK REPURCHASE AGREEMENT (this “Agreement”) is entered into as of October 9, 2023 by and between Seaboard Corporation, a Delaware corporation (the “Company”), and Seaboard Flour LLC, a Delaware limited liability company (the “Seller”).

Background

A.            The Seller owns and has agreed to transfer, assign, sell, convey and deliver 6,901 shares (the “Repurchase Shares”) of the Company’s common stock, $1.00 par value per share (“Common Stock”), to the Company on the terms and conditions set forth in this Agreement;

B.            The Company has agreed to purchase all of the Repurchase Shares at the price and upon the terms and conditions provided in this Agreement (the “Repurchase”);

C.            The board of directors of the Company (the “Board”) formed a special committee of the Board (the “Special Committee”) comprised solely of disinterested, independent directors to, among other things, review, evaluate, negotiate, approve or reject the Repurchase, and the Board further resolved it would not approve any Repurchase without the prior favorable recommendation thereof by the Special Committee;

D.            The Special Committee has received opinions (the “Opinions”) from Kroll, LLC (i) that the consideration to be paid by the Company in exchange for the Repurchase Shares and shares of Common Stock to be acquired in simultaneous repurchases (x) pursuant hereto and (y) from SFC Preferred, LLC and REP23 LLC, each a Delaware limited liability company, pursuant to other repurchase agreements (together with the Repurchase, the “Aggregate Repurchases”) is fair, from a financial point of view, to the Company and its stockholders (excluding the Bresky Group (for purposes of this Agreement, as defined in such opinion)) and (ii) regarding certain determinations as to surplus and solvency of the Company in connection with the Aggregate Repurchases; and

E.            The Special Committee has, in reliance on the Opinions and taking into account such other factors as it deemed relevant, approved the Aggregate Repurchases, the applicable repurchase agreements, and the transactions contemplated thereby.

THEREFORE, in consideration of the mutual covenants herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby agree as follows:

Agreement

1.	Repurchase.

(a)            On the terms and subject to the conditions set forth in this Agreement, at the Closing (as defined below), the Seller agrees to transfer, assign, sell, convey and deliver to the Company the Repurchase Shares. The per share purchase price for each Repurchase Share shall be $3,162.50 (the “Per Share Purchase Price”). The Company hereby agrees to purchase the Repurchase Shares from the Seller at the Per Share Purchase Price and in an aggregate amount of $21,824,412.50 (the “Purchase Price”).

(b)            The closing of the sale of the Repurchase Shares (the “Closing”) shall take place by conference call at 9:00 a.m. eastern time on October 10, 2023, or on such other date and time as the parties agree in writing. In accordance with the wire instructions set forth on Exhibit A hereto and completed IRS Form W-9 previously provided by the Seller to the Company, payment for the Repurchase Shares shall be made by wire transfer of immediately available funds to the account specified by the Seller on Exhibit A in an amount equal to the Purchase Price. Transfer taxes payable in connection with the sale of such Repurchase Shares, if any, shall be paid by the Seller.

(c)           By executing this Agreement, the Seller hereby instructs and directs the Company, and the officers thereof, to, at the Closing, reflect the transfer, assignment, sale, conveyance and delivery of the Repurchase Shares and the simultaneous retirement of the Repurchase Shares by the Company in connection therewith, in all cases contemplated by, and in accordance with, this Agreement. At the Closing (i) in accordance with the preceding sentence, Seller shall take any and all additional action necessary to cause the Repurchase Shares to be transferred, assigned, sold, conveyed and delivered to the Company, (ii) the Company shall take any and all action necessary such that, upon consummation of the Repurchase, the Repurchase Shares shall assume the status of authorized and unissued shares of Common Stock, and (iii) the Company shall pay to Seller the Purchase Price.

2.             Company Representations. In connection with the transactions contemplated hereby, the Company represents and warrants to the Seller as of the date hereof and as of the Closing (except to the extent any such representation and warranty expressly relates to an earlier date (in which case it shall be true and correct in all material respects as of such earlier date)) that:

(a)           The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Assuming the accuracy of the representation and warranty in Section 3(f) hereof, (i) the Company has the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and (ii) all action required to be taken for the due and proper authorization, execution and delivery by it of this Agreement and the consummation by it of the transactions contemplated hereby has been duly and validly taken.

(b)           Assuming the accuracy of the representation and warranty in Section 3(f) hereof, this Agreement has been duly authorized, executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable in accordance with its terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization or other laws affecting enforcement of creditors’ rights or by general equitable principles.

3.             Representations of the Seller. In connection with the transactions contemplated hereby, the Seller represents and warrants to the Company as of the date hereof and as of the Closing (except to the extent any such representation and warranty expressly relates to an earlier date (in which case it shall be true and correct in all material respects as of such earlier date)) that:

(a)           The Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b)           All consents, approvals, authorizations and orders necessary for the execution and delivery by the Seller of this Agreement, and for the sale and delivery of the Repurchase Shares to be sold by the Seller hereunder, have been obtained; and the Seller has full right, power and authority to enter into this Agreement, and to sell, assign, transfer and deliver the Repurchase Shares to be sold by the Seller hereunder.

(c)           This Agreement has been duly authorized, executed and delivered by the Seller and constitutes a valid and binding agreement of the Seller, enforceable in accordance with its terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization or other laws affecting enforcement of creditors’ rights or by general equitable principles.

(d)           As of immediately prior to the Closing, the Seller has valid title to the Repurchase Shares, free and clear of all liens, encumbrances, equities or adverse claims, and, upon transfer of the Repurchase Shares and payment therefor pursuant hereto, good and valid title to such Repurchase Shares, free and clear of all liens, encumbrances, equities or adverse claims, will pass to the Company.

(e)           The Seller (either alone or together with its advisors) has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the Repurchase. The Seller has had the opportunity to ask questions and receive answers concerning the terms and conditions of the Repurchase and the Repurchase Shares and has had full access to such other information concerning the Company as it has requested. The Seller has received all information that it believes is necessary or appropriate in connection with the Repurchase. The Seller is an informed and sophisticated party and has engaged, to the extent the Seller deems appropriate, expert advisors experienced in the evaluation of transactions of the type contemplated hereby. The Seller acknowledges that neither the Company nor any person on behalf of the Company has made, and the Seller has not relied upon, any express or implied representations, warranties or statements of any nature, whether or not in writing or orally, including as to the accuracy and completeness of any information provided by or on behalf of the Company to the Seller or its representatives, except as expressly set forth for the benefit of the Seller in this Agreement.

(f)            The Seller is, and has been at all times for at least three years prior to the date of this Agreement, and shall continue to be through Closing, an “interested stockholder” (as such term is defined in Section 203 of the Delaware General Corporation Law) of the Company.

4.             Information. The Seller acknowledges that it knows that the Company and members of the Board and of the Company’s management may have material, non-public information regarding the Company and its condition (financial and otherwise), results of operations, businesses, properties, plans (including, without limitation, plans regarding other potential exchanges or purchases of Common Stock, which may be for different amounts or types of consideration) and prospects (collectively, the “Information”). The Seller acknowledges (a) that it has been offered, and does not wish to receive, any of the Information, (b) that the Company has not disclosed, and has no obligation to disclose, the Information to the Seller, and (c) that the Information might be material to the Seller’s decision to sell the Repurchase Shares or otherwise materially adverse to the Seller’s interests. Accordingly, the Seller acknowledges and agrees that neither the Company nor any member of the Board or of the Company’s management shall have any obligation to disclose to the Seller any of the Information. The Seller hereby waives and releases, to the fullest extent permitted by law, any and all claims and causes of action (whether known or unknown) it has or may have against the Company and its affiliates, controlling persons, officers, directors, employees, representatives and agents, based upon, relating to or arising out of the nondisclosure of the Information in connection with the transactions contemplated by the Agreement. The Seller is aware that the Company is relying on the foregoing acknowledgement and waiver in this Section 4 in connection with the transactions contemplated by this Agreement.

5.            Miscellaneous.

(a)           Survival of Representations and Warranties. All representations and warranties contained herein or made in writing by any party in connection herewith shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

(b)           Counterparts; Execution of Agreement. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic transmission, including by e-mail attachment or PDF document, shall be as effective as delivery of a manually executed counterpart of this Agreement.

(c)           No Third Party Beneficiaries or Other Rights. This Agreement is for the sole benefit of the parties hereto and their successors and permitted assigns, and nothing herein express or implied shall give or shall be construed to confer any legal or equitable rights or remedies to any person other than the parties to this Agreement and their successors and permitted assigns.

(d)           Governing Law; Arbitration; Jurisdiction. This Agreement and all disputes arising out of or related to this Agreement, whether in contract, tort or otherwise (each, an “Agreement Dispute”), will be governed by and construed in accordance with, the laws of the State of Delaware, without regard to any applicable principles of conflicts of law that might require the application of the laws of any other jurisdiction. Any Agreement Dispute shall be resolved by binding arbitration in Chicago, Illinois, before one arbitrator independent of the parties (each, an “Arbitration Proceeding”). Such arbitrator shall be selected in accordance with, and the Arbitration Proceeding shall be administered by JAMS pursuant to, the JAMS Comprehensive Arbitration Rules and Procedures excluding its optional Arbitration Appeal procedures. Any arbitrator designated pursuant to this Section 5(d) shall be a lawyer experienced in commercial and business affairs. All Arbitration Proceedings will be closed to the public and kept confidential, except to the extent necessary to (i) seek an injunction in aid of arbitration, (ii) obtain court confirmation of the judgment of the arbitrator, or (iii) give effect to res judicata and collateral estoppel, in which case, all filings with any court shall be sealed to the extent permissible by the court. Nothing in this Section 5(d) is intended to, or shall, preclude a party to an Arbitration Proceeding from communicating with, or making disclosures to his, her or its lawyers, tax advisors, auditors and insurers, or from making such other disclosures as may be required by any applicable law. To the maximum extent permitted by applicable law, the decision of the arbitrator shall be final and binding and not be subject to appeal. If any party to an Arbitration Proceeding fails to abide by a judgment rendered in such Arbitration Proceeding, the other party may seek to enforce such judgment in any court of competent jurisdiction. EACH OF THE PARTIES TO THIS AGREEMENT IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY AGREEMENT DISPUTE. Notwithstanding anything contained in this Agreement to the contrary, no party shall have the right to institute any proceedings in any court against the other party or any person acting by, through or under such other party to adjudicate an Agreement Dispute, except that any party shall be permitted to seek an injunction in aid of arbitration with respect to an Agreement Proceeding, and any such injunction proceeding shall be sought and determined exclusively in any Delaware state or federal court.

(e)           Mutuality of Drafting. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(f)            Amendment and Waiver. The provisions of this Agreement may be amended, modified or waived only with the prior written consent of the Seller and the Company; provided, in the case of the Company, such amendment, modification or waiver has been approved by the Special Committee or, if the Special Committee is no longer in existence, by a majority of the members of the Board unaffiliated with the Bresky Group, or a committee of such directors. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provisions of this Agreement, nor shall any waiver constitute a continuing waiver. Moreover, no failure by any party to insist upon strict performance of any of the provisions of this Agreement or to exercise any right or remedy arising out of a breach thereof shall constitute a waiver of any other provisions or any other breaches of this Agreement.

(g)           Further Assurances. Each of the Company and the Seller shall execute and deliver such additional documents and instruments and shall take such further action as may be necessary or appropriate to effectuate fully the provisions of this Agreement.

(h)           Expenses. Each of the Company and the Seller shall bear their own respective expenses in connection with the drafting, negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

(i)            Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior or contemporaneous agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof.

[Signatures appear on following page.]

IN WITNESS WHEREOF, the parties hereto have executed this Stock Repurchase Agreement as of the date first written above.

Company:

SEABOARD CORPORATION

	By:	/s/ Robert L. Steer
Name: Robert L. Steer
Title: President and Chief Executive Officer

Seller:

SEABOARD FLOUR LLC

	By:	/s/ Ellen S. Bresky
		Name:	Ellen S. Bresky
		Title:	Manager

[Signature Page to Stock Repurchase Agreement]